Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS Q3 2022 RESULTS

Q3 SALES AND EARNINGS EXCEED OUTLOOK

ADJUSTS FULL YEAR OUTLOOK

2022 Third Quarter Results	2022 Full Year Outlook
• Net Sales +0.4%: Domestic +1.2%, Int’l -3.2%, SPD +1.0% • Organic sales -0.7%: Domestic -1.7%, Int’l +3.2%, SPD +1.0% • EPS $0.76, -5% vs prior year Adjusted EPS ¹	• Net Sales growth +3%; Organic Sales +1%¹ • Reported EPS -13% to -11%, Adjusted EPS -3% to -2%¹ • Cash from operations ~$800 million

EWING, NJ, October 28, 2022 – Church & Dwight Co., Inc. (NYSE: CHD) today announced third quarter net sales increased 0.4% to $1,317.3 million including a 1% drag from currency, exceeding the Company’s outlook of -1%. Organic sales declined 0.7% due to a volume decline of 8.5%, partially offset by positive pricing of 7.8%.1

Third quarter 2022 EPS was $0.76; a decline of 17.4% compared to 2021 reported EPS and a decline of 5% versus prior year adjusted EPS. 1 Currency negatively impacted EPS by $0.01. Third quarter EPS exceeded the Company’s outlook of $0.65, driven by higher sales, lower SG&A expense and a shift of marketing spend from Q3 to Q4 to take advantage of fill level improvements.

Matthew Farrell, Chief Executive Officer, commented, “The U.S. portfolio grew consumption in 11 of 17 categories. The trade down to value laundry detergent continued as ARM & HAMMER Liquid detergent achieved an all-time high market share. ARM & HAMMER Clumping litter, BATISTE dry shampoo, and THERABREATH mouthwash also achieved all-time market share highs. OXICLEAN Stain Fighters and ARM & HAMMER baking soda delivered double-digit consumption growth. We gained share on 7 of our 14 power brands and expect market share gains to continue in Q4 as we invest behind our brands and maintain high case fill levels. The strong performance of these businesses is offsetting the impact of the discretionary businesses on reported sales.

“In Q3, our most discretionary brands (Waterpik and Flawless) were impacted by lower consumer spending and account for approximately 10% of total company reported net sales. The gummy vitamin category, in which our Vitafusion brand competes, was impacted by a decline in consumption as fewer households purchased vitamins and supplements while lapping high consumption driven by the Delta variant last year. In the aggregate, these three categories account for almost 20% of total company reported sales and were a 6% headwind in the quarter.

“Our International business reported organic sales growth of 3.2% in Q3, stronger than we anticipated primarily due to timing of shipments. Overall growth in International has been negatively impacted by continued lockdowns in China.

“In our Specialty Products business, organic sales grew 1.0% with growth in each segment of the business. The business is lapping 18.5% growth in the prior year quarter.

“Gross margin contracted 250 bps reflecting higher commodities and third-party manufacturing costs as well as higher promotional spending. Looking forward, we will continue to pursue additional measures to offset these higher costs including pricing, productivity and pack size changes.

“Our recent acquisitions are performing well, with THERABREATH™ experiencing double-digit consumption growth in the quarter and both ZICAM™ and THERABREATH™ gaining share.

“In mid-October, we closed our most recent acquisition of the Hero Mighty Patch® brand (Hero) and other acne treatment products. Hero is the #2 brand in the acne treatment category in the United States and the #1 patch brand in acne. The Hero brands experienced strong growth in Q3 with consumption increasing 56%, outpacing the category and gaining share. We continue to pursue acquisitions that meet our strict criteria.”

Third Quarter Review

Consumer Domestic net sales were $1,010.4 million, a $12.3 million or 1.2% increase versus prior year driven by household products sales growth. Organic sales decreased 1.7%¹ due to volume (-9.7%), offset by price and product mix (+8.0%). Lower consumption for vitamins and declines in discretionary products such as WATERPIK™ and FLAWLESS™ were partially offset by growth from ARM & HAMMER™ Liquid Detergent, OXICLEAN™ Versatile Stain Remover, BATISTE™ dry shampoo, and ARM & HAMMER™ Cat Litter.

Consumer International net sales were $219.7 million, a $7.3 million or 3.2% decrease. Foreign currency exchange rates negatively impacted sales by 7%. Organic sales increased 3.2%¹ due to higher pricing/mix (+6.2%) offset by volume (-3.0%). Q3 organic sales growth were primarily driven by growth in our International subsidiaries.

Specialty Products net sales were $87.2 million, a $0.9 million or 1.0% increase. Organic sales also increased 1%¹ driven by higher pricing in the dairy and Specialty Chemicals businesses.

Gross margin decreased 250 basis points to 41.7% due to the impact of higher raw material, manufacturing, and distribution costs as well as higher promotional spending.

Marketing expense was $140.7 million, which was $20.2 million lower vs prior year but a significant increase from first half 2022 levels as our fill rates improved. Marketing expense as a percentage of net sales increased sequentially by 290 basis points to 10.7% compared to 7.8% in Q2. The Company expects another sequential increase in marketing spending in Q4 to approximately 13% of sales based on further improvement in fill rates.

Selling, general, and administrative expense (SG&A) was $155.1 million or 11.7% of net sales, a 280 basis points increase as a percentage of net sales on a reported basis (due to a benefit from Flawless acquisition earnout adjustment in PY). On an adjusted basis SG&A decreased by 30 basis points.1

Income from Operations was $253.9 million or 19.3% of net sales compared to 23.0% in Q3 2021.

Other Expense of $19.4 million increased $7.3 million due to higher interest expense resulting from higher average debt outstanding and higher interest rates.

The effective tax rate decreased to 20.2% compared to 20.4% in Q3 2021.

Operating Cash Flow

For the first nine months of 2022, cash from operating activities was $534.1 million, a decrease of $119.5 million from the prior year period, primarily due to higher inventories as consumption for Waterpik, Flawless and Vitamins have slowed. We now expect full year cash flow from operations to be approximately $800 million (previously $900 million).

Capital expenditures for the first nine months were $98.1 million, a $34.0 million increase from the prior year. We now expect $170 million of capital expenditures for the full year primarily related to capacity related investments in laundry and litter to support growth.

On September 30, 2022, cash on hand was $437.6 million, while total debt was $2.5 billion.

Outlook for 2022

Mr. Farrell stated, “We continue to expect full year 2022 reported sales growth to be approximately 3%, the midpoint of our previous range (2-4%). We expect full year organic sales growth to be approximately 1%. The strong consumption across many of our businesses in 2022 has offset the slowdown in discretionary brands such as Waterpik and Flawless, and lower consumption growth in the vitamin category.”

Mr. Farrell continued, “We continue to anticipate full year reported gross margin to be down versus 2021, as we expect inflation to outpace pricing and productivity. We remain committed to offsetting inflation with additional pricing and productivity efforts in 2023.

“Now that fill level recovery has improved, we will continue to invest incrementally in marketing behind our brands in Q4 to ensure long term growth.

“We now expect adjusted EPS to be in the range of $2.93-$2.972, a decline of 2-3% from 2021 adjusted EPS1 (previously $2.97, down 2%). Accordingly, in Q4, we expect reported sales growth of approximately 2%, organic sales to decline approximately 1%¹, and gross margin contraction as we experience negative mix within our portfolio. We expect adjusted EPS of $0.58-$0.622 per share, a 3-9% decrease from last year’s adjusted Q4 EPS.¹ This decline is primarily due to a significantly higher quarterly tax rate (25%) versus an unusually low tax rate in the prior year (3.7%) and acquisition related costs.”

¹ See non-GAAP reporting reconciliations included at the end of this release.

2 The Q4 adjusted EPS will exclude the impact of charges related to the restricted stock that was issued for the Hero acquisition, which will be treated as compensation. This charge is estimated to negatively impact reported EPS by $0.03 and $0.11, respectively for Q4 2022 and 2023.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast to discuss third quarter 2022 results on October 28 at 10:00 a.m. (ET). The webcast can be accessed at investor.churchdwight.com/investors/news-events.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER™, TROJAN™, OXICLEAN™, SPINBRUSH™, FIRST RESPONSE™, NAIR™, ORAJEL™, XTRA™, L’IL CRITTERS™ and VITAFUSION™, BATISTE™, WATERPIK™, FLAWLESS™, ZICAM™, THERABREATH™ and HERO MIGHTY PATCH®. These fifteen key brands represent approximately 85% of the Company’s products sales. For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER™ brand introduced the first nationally distributed, phosphate-free detergent. That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day. In 2021, our continued progress earned public recognition, including the 2021 Newsweek’s Most Sustainable Companies list, the EPA’s Green Power Partnership Top 100 list, the 2021 Forbes Magazine: Americas Best-in-State Employer Award and the FTSE4Good Index Series.

For more information, see the Church & Dwight 2021 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s response; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; recessionary conditions; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact on the global economy of the military conflict between Russia and Ukraine, including the impact of export controls and other economic sanctions; the impact of continued shifts in consumer behavior, including accelerating shifts to online shopping; unanticipated increases in raw material and energy prices or other inflationary pressures , including as a result of the military conflict between Russia and Ukraine; delays and increased costs in manufacturing or distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of supply chain disruptions; the impact of inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; increased or changing regulation regarding the Company’s products in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net Sales	$1,317.3	$1,311.4	$3,939.6	$3,821.4
Cost of sales	767.6	732.2	2,292.1	2,139.1
Gross Profit	549.7	579.2	1,647.5	1,682.3
Marketing expenses	140.7	160.9	345.5	376.6
Selling, general and administrative expenses	155.1	116.9	505.8	403.0
Income from Operations	253.9	301.4	796.2	902.7
Equity in earnings of affiliates	3.7	2.0	10.0	7.4
Other income (expense), net	(23.1)	(14.1)	(59.0)	(42.5)
Income before Income Taxes	234.5	289.3	747.2	867.6
Income taxes	47.4	58.9	168.6	198.2
Net Income	$187.1	$230.4	$578.6	$669.4
Net Income per share - Basic	$0.77	$0.94	$2.38	$2.73
Net Income per share - Diluted	$0.76	$0.92	$2.35	$2.68
Dividends per share	$0.26	$0.25	$0.79	$0.76
Weighted average shares outstanding - Basic	242.8	245.3	242.7	245.2
Weighted average shares outstanding - Diluted	246.0	249.8	246.4	249.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	September 30, 2022	December 31, 2021
Assets
Current Assets
Cash and Cash Equivalents	$437.6	$240.6
Accounts Receivable	391.3	405.5
Inventories	675.3	535.4
Other Current Assets	60.2	51.9
Total Current Assets	1,564.4	1,233.4
Property, Plant and Equipment (Net)	716.3	652.7
Equity Investment in Affiliates	11.9	9.1
Trade Names and Other Intangibles	3,404.1	3,494.3
Goodwill	2,270.7	2,274.5
Other Long-Term Assets	320.4	332.5
Total Assets	$8,287.8	$7,996.5
Liabilities and Stockholders’ Equity
Short-Term Debt	$3.3	$252.8
Current portion of Long-Term debt	400.0	699.4
Other Current Liabilities	1,047.3	1,123.0
Total Current Liabilities	1,450.6	2,075.2
Long-Term Debt	2,104.4	1,610.7
Other Long-Term Liabilities	1,045.0	1,077.4
Stockholders’ Equity	3,687.8	3,233.2
Total Liabilities and Stockholders’ Equity	$8,287.8	$7,996.5

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30, 2022	September 30, 2021

Net Income	$578.6	$669.4

Depreciation and amortization	160.6	164.9
Change in fair value of business acquisition liabilities	-	(98.0)
Deferred income taxes	(12.7)	32.8
Non-cash compensation	22.0	20.3
Other	(4.3)	5.9
Subtotal	744.2	795.3

Changes in assets and liabilities:
Accounts receivable	(1.7)	(12.0)
Inventories	(152.7)	(59.9)
Other current assets	4.7	6.1
Accounts payable and accrued expenses	(56.0)	(50.8)
Income taxes payable	16.5	(10.3)
Other	(20.9)	(14.8)
Net cash from operating activities	534.1	653.6

Capital expenditures	(98.1)	(64.1)
Other	(2.6)	(5.6)
Net cash (used in) investing activities	(100.7)	(69.7)

Net change in long-term debt	199.8	(300.0)
Net change in short-term debt	(249.5)	(71.6)
Payment of cash dividends	(191.2)	(185.8)
Proceeds from stock option exercises	22.4	26.9
Purchase of treasury stock	-	(54.9)
Deferred financing and other	(7.5)	-
Net cash (used in) financing activities	(226.0)	(585.4)

F/X impact on cash	(10.4)	(1.6)

Net change in cash and cash equivalents	$197.0	$(3.1)

2022 and 2021 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2022	9/30/2021	Change
Household Products	$592.3	$535.5	10.6%
Personal Care Products	418.1	462.6	-9.6%
Consumer Domestic	$1,010.4	$998.1	1.2%
Consumer International	219.7	227.0	-3.2%
Total Consumer Net Sales	$1,230.1	$1,225.1	0.4%
Specialty Products Division	87.2	86.3	1.0%
Total Net Sales	$1,317.3	$1,311.4	0.4%

	Nine Months Ended		Percent
	9/30/2022	9/30/2021	Change
Household Products	$1,685.6	$1,553.7	8.5%
Personal Care Products	1,324.6	1,346.5	-1.6%
Consumer Domestic	$3,010.2	$2,900.2	3.8%
Consumer International	664.8	670.2	-0.8%
Total Consumer Net Sales	$3,675.0	$3,570.4	2.9%
Specialty Products Division	264.6	251.0	5.4%
Total Net Sales	$3,939.6	$3,821.4	3.1%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 9/30/2022

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	0.4%	0.4%	1.2%	-3.2%	1.0%
Less:
Acquisitions	2.3%	2.5%	2.9%	0.7%	0.0%
Add:
FX / Other	1.2%	1.3%	0.0%	7.1%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	-0.7%	-0.8%	-1.7%	3.2%	1.0%

	Nine Months Ended 9/30/2022

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	3.1%	2.9%	3.8%	-0.8%	5.4%
Less:
Acquisitions	2.2%	2.3%	2.7%	0.8%	0.0%
Add:
FX / Other	0.9%	0.9%	0.0%	5.0%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	1.8%	1.5%	1.1%	3.4%	5.4%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)

	For the quarter ended September 30, 2022		For the quarter ended September 30, 2021		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$155.1	11.7%	$116.9	8.9%	280	bps
Flawless Earn-Out Adjustment	-	0.0%	41.0	3.1%	-310	bps
SG&A - Adjusted (non-GAAP)	$155.1	11.7%	$157.9	12.0%	-30	bps

	For the quarter ended September 30, 2022		For the quarter ended September 30, 2021		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$253.9	19.3%	$301.4	23.0%	-370	bps
Flawless Earn-Out Adjustment	-	0.0%	-41.0	-3.1%	310	bps
Income From Operations - Adjusted (non-GAAP)	$253.9	19.3%	$260.4	19.9%	-60	bps

	For the quarter ended September 30, 2022		For the quarter ended September 30, 2021		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.76		$0.92		-17.4%
Flawless Earn-Out Adjustment	-		-0.12
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.76		$0.80		-5.0%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	December 31, 2022	December 31, 2022
Reported Sales Growth	2%	3%
Less: Acquisition	-5%	-3%
Add: FX / Other	2%	1%

Organic Sales Growth	-1%	1%

	For the quarter ended December 31, 2022	For the quarter ended December 31, 2021	Change
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$ 0.55 to 0.59	$0.64	-14% to -8%
Hero Acquisition Restricted Stock Expense	0.03	-
Diluted Earnings Per Share - Adjusted (non-GAAP)	$ 0.58 to 0.62	$0.64	-9% to -3%

	For the year ended December 31, 2022	For the year ended December 31, 2021	Change
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$ 2.90 to 2.94	$3.32	-13% to -11%
Hero Acquisition Restricted Stock Expense	0.03	-
Flawless Earn-Out Adjustment	-	(0.30)
Diluted Earnings Per Share - Adjusted (non-GAAP)	$ 2.93 to 2.97	$3.02	-3% to -2%